Exhibit 10.1

EXECUTION VERSION

GOLDMAN SACHS BANK USA

GOLDMAN SACHS LENDING PARTNERS LLC

200 West Street

New York, New York 10282-2198

PERSONAL AND CONFIDENTIAL

December 13, 2015

Newell Rubbermaid Inc.

3 Glenlake Parkway

Atlanta, Georgia 30328

Attention:	John B. Ellis
Vice President and Treasurer

PROJECT CHARM

Commitment Letter

Ladies and Gentlemen:

Newell Rubbermaid Inc., a Delaware corporation (the “Borrower” or “you”), has informed Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs”) that the Borrower intends to consummate the Transactions described on Annex B hereto. Capitalized terms used and not defined in this letter (together with Annexes A, B, C and D hereto, this “Commitment Letter”) have the meanings assigned to them in Annexes A, B, C and D hereto as the context may require. Goldman Sachs and any other Lenders that become parties to this Commitment Letter as additional “Commitment Parties” as provided in Section 3 hereof are referred to herein, collectively, as the “Commitment Parties”, “we” or “us”.

1.	Commitments; Titles and Roles.

(a) GS Bank is pleased to hereby confirm its agreement to act, and you hereby appoint GS Bank to act, as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Facility (in such capacities, the “Arranger”); (b) GS Bank is pleased to confirm its agreement to act, and you hereby appoint GS Bank to act, as administrative agent (the “Administrative Agent”) for the Facility; and (c) each of GS Bank and GSLP (in such capacities, the “Initial Lender”) is pleased to hereby commit to provide the Borrower $2,700,000,000 and $7,800,000,000, respectively, of the aggregate principal amount of the Facility, in each case on the terms set forth herein, but subject solely to the satisfaction (or waiver) of the conditions set forth in Annex D; provided that the amount of the Facility shall be reduced as provided under “Mandatory Prepayments and Commitment Reductions” and “Voluntary Prepayments and Reductions in Commitments” on Annex C hereto. The commitments of GS Bank and GSLP pursuant to clause (c) of the preceding sentence are several and not joint. Our fees for our commitment and for services related to the Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and Goldman Sachs on the date hereof. It is agreed that except as provided in this Commitment Letter (including in the Syndication Plan (as defined below)), no other agents, co-agents, arrangers, co-arrangers or bookrunners will be appointed and no other titles will be awarded in connection with the Facility, and no compensation will be paid in connection with the Facility, unless the Arranger and you shall so agree.

2.	Conditions Precedent.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the only conditions to the availability of the Facility on the Closing Date are those expressly set forth in Annex D hereto and upon satisfaction (or waiver) of such conditions, the funding of the Facility on the Closing Date shall occur; provided that in no event shall the Closing Date occur prior to March 31, 2016. Each of the parties hereto agree that there are no conditions (implied or otherwise) to the commitments hereunder or the funding of the Facility (including compliance with the terms of this Commitment Letter, the Fee Letter and the Bridge Facility Documentation) on the Closing Date other than those that are expressly set forth in Annex D hereto.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other agreement or undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which will be a condition to the availability of the Facility on the Closing Date will be (i) the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliate(s) have the right not to consummate the Acquisition, or to terminate your or their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct) (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Bridge Facility Documentation and Closing Deliverables (as defined below) for the Facility will be in such form that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in Annex D hereto are satisfied. As used herein, “Specified Representations” means the representations and warranties of the Borrower in the Bridge Facility Documentation relating to corporate existence, power of the Borrower and the Guarantors to enter into the Bridge Facility Documentation, corporate authorization (as it relates to execution, delivery and performance by the Borrower and the Guarantors of the Bridge Facility Documentation, due execution and delivery (in each case, with respect to the Borrower and the Guarantors) of the Bridge Facility Documentation, no contravention of organizational documents, the Existing Credit Agreement or any debt instruments governing indebtedness for borrowed money in an aggregate principal amount exceeding $250,000,000, in each case resulting from the borrowing under and performance of the Bridge Facility Documentation, enforceability as against the Borrower and the Guarantors of the Bridge Facility Documentation, absence of payment or bankruptcy default, margin regulations, Investment Company Act, use of proceeds, solvency as of the Closing Date after giving effect to the Transactions of the Borrower and its subsidiaries on a consolidated basis (solvency for purposes of such representation and warranty to be determined in a manner consistent with the manner in which solvency is defined in the solvency certificate in the form set forth in Annex D-I), and use of the proceeds of the Facility not violating any of (x) the Patriot Act (as defined below), (y) anti-corruption laws (including FCPA) or (z) laws related to sanctioned persons (including such laws administered by OFAC). This Section 2, and the provisions set forth herein, shall be referred to as the “Limited Conditionality Provisions”.

3.	Syndication.

The Arranger reserves the right, in accordance with the provisions of this Section 3, prior to or after the Closing Date, to syndicate the Facility to the Lenders (as defined in Annex C). During the period of 45 days following the date of this Commitment Letter (the “Initial Syndication Period”), the syndication of the Facility, including determinations as to the timing of offers to prospective Lenders, the selection of

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Lenders, the acceptance and final allocation of commitments, the awarding of titles or roles to any Lenders and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letter, will be conducted jointly by the Arranger and the Borrower and, except to the extent the Arranger and the Borrower otherwise agree, in accordance with the syndication plan heretofore agreed by such parties (the “Syndication Plan”). Without limiting the foregoing, the Facility will be syndicated during the Initial Syndication Period only to the Approved Lenders (as defined in the Fee Letter) or other Lenders approved by you in your sole discretion. Following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the syndication of the Facility, including determinations referred to above, shall be conducted by the Arranger in consultation with the Borrower and departures may be made from the Syndication Plan in consultation with the Borrower; provided, however, that no such syndication shall be made to any Person other than (i) Approved Lenders, (ii) commercial and investment banks, in each case whose senior unsecured long-term indebtedness has an “investment grade” rating by both S&P and Moody’s, (iii) other persons approved by you (such approval not to be unreasonably withheld or delayed) (the persons described in clauses (i) through (iii), “Eligible Lenders”) and (iv) any other financial institution; provided that solely with respect to this clause (iv), in the event that, notwithstanding the satisfaction of all applicable conditions to funding, any Lender (other than an Eligible Lender) shall default in its obligation to fund its commitment in respect of the Facility on the Closing Date, each Initial Lender shall remain severally obligated to assume its ratable share of the unfunded commitment of such Lender and to fund such share of such commitment (the “Backstop Commitment”). In connection with any commitments received from the Lenders (whether before or after the Initial Syndication Period, but prior to the execution of the Bridge Facility Documentation), you agree, at the request of the Arranger, to enter into one or more customary joinder agreements or an amendment and restatement of this Commitment Letter providing for such additional Lenders selected in accordance with this paragraph to become additional Commitment Parties under this Commitment Letter and extend commitments in respect of the Facility directly to you (it being agreed that, subject to the last sentence of Section 1, such joinder agreements or amendment and restatement of this Commitment Letter will contain such provisions relating to titles, the allocation of any reductions in the amount of the Facility and other matters relating to the relative rights of the Arranger and such additional Commitment Parties as the Arranger and you shall reasonably agree (or, following the Initial Syndication Period, as the Arranger shall determine in consultation with you)). The aggregate commitments of Goldman Sachs with respect to the Facility shall only be reduced dollar-for-dollar by the amount of each commitment for the Facility received from additional Lenders that constitute Eligible Lenders and upon such Lender becoming a party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement, amendment and restatement of this Commitment Letter or a party to the Bridge Facility Documentation as a Lender and, other than with respect an assignment to an Eligible Lender in accordance with the foregoing procedures or to an affiliate as expressly provided in Section 6 below, and notwithstanding the Arranger’s right to syndicate the Facility and receive commitments with respect thereto, (i) no assignment, syndication or participation by the Commitment Parties hereunder shall relieve, release or novate any Commitment Party from its obligation hereunder (including its commitments hereunder and its obligation to fund the Facility) until the funding of the loans under the Facility on the Closing Date has occurred, (ii) no assignment or novation by any Commitment Party shall become effective with respect to all or any portion of any Commitment Party’s commitments in respect of the Facility until after the funding of the Facility on the Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments. Without limiting the foregoing, any reduction of Goldman Sachs’s commitments under the Facility in accordance with the previous sentence or as a result of a reduction of the overall commitments with respect to the Facility, in each case in its capacity as an Initial Lender, pursuant to the terms of this Commitment Letter, shall be allocated between GSLP’s and GS Bank’s respective commitments as determined by GSLP and GS Bank in their sole discretion.

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Notwithstanding anything herein or in the Fee Letter or the Bridge Facility Documentation to the contrary, in no event shall any assignment be made to a Disqualified Institution (as defined in the Fee Letter).

To facilitate an orderly and successful syndication of the Facility, you agree that, until the earlier of (a) the achievement of a Successful Syndication (as defined in the Fee Letter) and (b) 60 days following the Closing Date (the “Syndication Date”), you will not, and you will use commercially reasonable efforts to ensure, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the Acquired Business does not syndicate, issue, offer or place any competing syndicated commercial bank or other syndicated debt facility or any debt security of the Acquired Business or the Borrower or any of their respective subsidiaries or affiliates (other than (i) the Facility, (ii) the Notes, (iii) the Term Loans, (iv) intercompany indebtedness, (v) ordinary course purchase money indebtedness, letter of credit facilities, overdraft protection and short term working capital facilities, factoring arrangements, hedging and cash management or capital lease obligations, (vi) ordinary course borrowings under your Existing Credit Agreement and the Receivables Facility, (vii) an amendment or replacement of the Existing Credit Agreement, provided that the aggregate commitments thereunder do not exceed $1,250,000,000, (viii) issuances of commercial paper, (ix) any indebtedness incurred or issued prior to the Closing Date by the Acquired Business to the extent not prohibited under the Acquisition Agreement and (x) bilateral working capital facilities entered into in the ordinary course and consistent with past practice) without the prior written consent of the Arranger (such consent not to be unreasonably withheld or delayed).

The Arranger intends to commence syndication efforts promptly upon the execution of the Acquisition Agreement and public announcement of the Transactions. Until the Syndication Date, you agree to actively assist the Arranger in achieving a Successful Syndication. Such assistance shall include (a) your use of all commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from your and your subsidiaries’ existing lending relationships, (b) your cooperation, and your using commercially reasonable efforts to cause the Acquired Business to cooperate in connection with the preparation of one or more customary information packages for the Facility regarding the business, operations, financial projections and prospects of the Borrower and the Acquired Business (collectively, the “Confidential Information Memorandum”), including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower or the Acquired Business deemed reasonably necessary by the Arranger to achieve a Successful Syndication, (c) your using commercially reasonable efforts, as promptly as practical prior to the launch of the syndication of the Facility, to obtain a Public Debt Rating from each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”), in each case giving effect to the Transactions, and (d) the presentation of one or more customary information packages for the Facility reasonably acceptable in format and content to the Arranger (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Facility (including, without limitation, (i) direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders and participation of such persons in meetings and (ii) using commercially reasonable efforts to cause direct contact between senior management and representatives, with appropriate seniority and expertise, of the Acquired Company with prospective Lenders and participation of such persons in meetings, in each case at such times and places as shall be mutually agreed by the Arranger and the Borrower and upon reasonable advance notice), and (e) your using your commercially reasonable efforts to provide the Arranger with a period of at least 15 consecutive business days following receipt of the Confidential Information Memorandum (which shall contain financial statements satisfying the requirements of paragraph 2 of Annex D) to syndicate the Facility to prospective Lenders (provided that such period (x) shall not commence until on or after January 4, 2016 and (y) shall end on or prior to August 19, 2016 or commence on or after September 6, 2016). The Borrower will be solely responsible for the contents of the Confidential Information

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Memorandum and the Lender Presentation and all other information, documentation or materials delivered to the Arranger by or on behalf of the Borrower in connection therewith (collectively, the “Information”) and acknowledges that the Arranger will be using and relying upon the Information without independent verification thereof. The Borrower agrees that Information regarding the Facility and Information provided by it, the Acquired Business or their respective representatives to the Arranger in connection with the Facility (including, without limitation, draft and execution versions of the Bridge Facility Documentation, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements) may, after the Borrower has been provided a reasonable opportunity to review the same, be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with the Arranger’s standard syndication practices, and you acknowledge that neither the Arranger nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, other than for direct, actual damages resulting from the gross negligence or willful misconduct of the Arranger or any such Affiliate as determined by a final, non-appealable judgment of a court of competent jurisdiction.

In addition, you agree (a) to engage one or more investment banks (the “Investment Banks”) satisfactory to the Commitment Parties, on terms and conditions satisfactory to the Commitment Parties, to publicly sell and/or privately place the Notes and to arrange the credit facility for the Term Loans, and to provide the Investment Banks with a complete printed preliminary offering document (an “Offering Document”) suitable for use in a customary “road show” (it being understood that any such obligation shall be deemed satisfied by the delivery of an Offering Document in the form of the Borrower’s prospectus, dated October 22, 2015, with such modifications as the Investment Banks and the Borrower and their respective counsel may consider appropriate, including giving due regard to the then current market conditions applicable to similar financings or in light of any material aspect of the Acquisition that requires such modifications and that contains the information set forth in clauses (i) through (iii) of this paragraph) that contains (i) all such information (including all audited financial statements, all unaudited financial statements (which shall have been reviewed as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722), (ii) all such pro forma financial statements prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and (iii) all such other data, in the case of each of (i) through (iii), as the Securities and Exchange Commission would require in a registered offering of the Notes on Form S-3 (or if the Company is no longer eligible to use Form S-3, a registered offering of the Notes on Form S-1), or as are customarily included in Offering Documents of such type, or that would be necessary for the Investment Banks to receive comfort (including “negative assurance” and change period comfort) that is customary in the context of a transaction where the most recent financial statements are not more than 135 days old), and the Borrower agrees to use commercially reasonable efforts to cause the independent accountants for the Borrower and the Acquired Business to provide the Investment Banks with customary comfort letters (it being understood that none of such information must include separate financial statements in respect of the Borrower’s subsidiaries, or other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or any information required by Items 10 through 14 of Form 10-K and this obligation shall be deemed satisfied even if the Offering Document excludes the “description of notes” and other information or sections that would customarily be provided by the Investment Banks or their counsel) and (b) to use your commercially reasonable efforts to provide the Investment Banks with a period of at least 15 consecutive business days following receipt of an Offering Document including the information described in clause (a) above to seek to publicly sell the Notes or privately place the Notes with qualified purchasers thereof (provided that such period (x) shall not commence until on or after January 4, 2016 and (y) shall end on or prior to August 19, 2016 or commence on or after September 6, 2016). Notwithstanding the foregoing, the only pro forma financial statements required to be delivered shall be those that the Securities and Exchange Commission would require in a registered offering of the Notes on Form S-3 (or if the Company is no longer eligible to use Form S-3, a registered offering of the Notes on Form S-1).

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It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, customary authorization letters to the Arranger authorizing the distribution of the Information to prospective Lenders. The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”). At the reasonable request of the Arranger, the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Information does not contain Private-Side Information. “Private-Side Information” means material non-public information (for purposes of United States federal, state or other applicable securities laws) concerning the Borrower, the Acquired Business or their respective subsidiaries or any of their respective securities; and “Public-Side Information” means any information that is not Private-Side Information. The information to be included in the additional version of the Confidential Information Memorandum and the Lender Presentation will be substantially consistent with the information included in any offering memorandum for the offering for the Notes. In addition, the Borrower will clearly designate as such all Information provided to the Arranger by or on behalf of it or the Acquired Business which contains exclusively Public-Side Information. The Borrower acknowledges and agrees that the following documents may, after the Borrower has been provided a reasonable opportunity to review the same, be distributed to all Lenders (including Public Lenders): (a) drafts and final versions of the Bridge Facility Documentation; (b) term sheets and notification of changes in the terms of the Facility and (c) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda).

Without limiting your obligations to assist with syndication efforts as set forth herein and without limiting the conditions precedent set forth in Annex D, it is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facility and in no event shall the commencement or successful completion of syndication of the Facility constitute a condition to the availability of the Facility on the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in this Section 3 shall constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date.

4.	Information.

The Borrower represents and covenants that (i) all written Information (other than financial projections and other information of a general economic or industry specific nature) provided by or on behalf of the Acquired Business or the Borrower to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole (including any supplements thereto), complete and correct in all material respects (it being understood that prior to the Acquisition, with respect to the Acquired Business and its representatives, such representations may be to the best of the Borrower’s knowledge) and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the written financial projections that have been or will be made available to the Arranger or the Lenders by or on behalf of the Acquired Business or the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Arranger or the Lenders, it being understood and agreed that financial

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projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Facility, the Arranger will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. The Arranger will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Borrower, the Acquired Business or any other party or to advise or opine on any related solvency issues.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the policy of the Commitment Parties to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Arranger (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Any Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates and, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) (it being agreed that the Borrower hereby consents to any assignment from GS Bank to GSLP or from GSLP to GS Bank), any such assignment will relieve such Commitment Party of its obligations hereunder with respect to such assigned commitments. In addition, subject to Section 3 hereof, Goldman Sachs may, in consultation with the Borrower, assign its commitments hereunder, in whole or in part, to additional arrangers or other Lenders, provided that any such assignment by Goldman Sachs to any potential Lender shall not relieve Goldman Sachs of its obligations set forth herein to fund that portion of the commitments so assigned except as specifically set forth in Section 3 above. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties (to the extent the Borrower is legally permitted to do so), pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter to the Borrower’s officers, employees, consultants, accountants, attorneys, directors, agents and other advisors who are directly involved in the consideration of the Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein

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except as expressly provided below) to the Acquired Business to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business’ officers, directors, agents, employees, affiliates, independent auditors, legal counsel and other advisors who are directly involved in the consideration of the Facility on a confidential “need to know” basis (provided that any disclosure of the Fee Letter or its terms or substance to the Acquired Business or its officers, directors, agents, employees, affiliates, independent auditors, legal counsel and other advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent you are legally permitted to do so), (iv) the information contained in Annex B in any prospectus or other offering memorandum relating to the issuance of any debt or equity as part of the Acquisition Consideration, (v) the aggregate amount of fees and other compensation under the Fee Letter (but without disclosing any specific fees, flex or other economic terms set forth therein) aggregated with the other fees and compensation for the Transactions as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions in any syndication of the Facility or in any prospectus or offering memorandum related to any the issuance of any debt or equity as part of the Acquisition Consideration or in any filings with (including documents furnished to) the Securities Exchange Commission to the extent required by law or regulation, in each case to the extent customary, (vi) following your acceptance of the terms of this Commitment Letter and the Fee Letter, this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility, in each case, who are advised of the confidential nature of such information and (vii) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with the Commitment Parties.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you, the Acquired Business or any of your or their respective subsidiaries or affiliates; provided, however, that nothing herein will prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case (A) such person agrees to inform you promptly thereof to the extent not prohibited by law and (B) such person shall limit such disclosure to the extent necessary to comply with such order, regulation, law or request as reasonably determined by such person, including on the advice of counsel), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and on a confidential basis and who have been informed of the confidentiality of such information (provided that each Commitment Party shall be responsible for its affiliates’, officers’, directors’ and employees’ compliance with this paragraph), (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility, in each case, who are advised of the confidential nature of such information, (f) to Moody’s and S&P and other rating agencies or to market data collectors as determined by such Commitment Party; provided that such information is limited to Annex B and is supplied only on a confidential basis, (g) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Facility; provided that such information is limited to the existence of this Commitment Letter and information about the Facility, (h) received by such person on a non-confidential basis from a source (other than you, the Acquired Business or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be

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prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in such Commitment Party’s possession or is independently developed by such Commitment Party or (j) for purposes of establishing a “due diligence” defense. The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Bridge Loan Documentation is entered into by the parties thereto, at which time any confidentiality undertaking in the Bridge Loan Documentation shall supersede this provision.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party (together with its affiliates, the “Commitment Entities”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Commitment Entities and funds or other entities in which the Commitment Entities invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Commitment Entities may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates. In addition, the Commitment Entities may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Commitment Entities in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Commitment Entities shall have no obligation to disclose such information, or the fact that the Commitment Entities are in possession of such information, to the Borrower or to use such information on the Borrower’ behalf.

Consistent with the Commitment Entities’ policies to hold in confidence the affairs of their customers and the agreements set forth in Section 7 above, the Commitment Entities will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither the Commitment Entities nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each of the Commitment Entities may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that the Commitment Entities will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Entities and the Borrower, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee

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Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Entities, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Commitment Entities have not assumed (A) an advisory responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Entities have advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) the Commitment Entities are acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Commitment Entities have rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto. In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to such Commitment Party hereunder.

As you know, Goldman, Sachs & Co. has been retained by the Borrower (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of Goldman, Sachs & Co. as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or its affiliates.

In addition, please note that the Commitment Entities do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder (except the Backstop Commitment) will terminate upon the earlier of the Termination Date and the date on which the Bridge Facility Documentation becomes effective. The “Termination Date” shall mean the first to occur of (i) the consummation of the Acquisition, (ii) after execution of the Acquisition Agreement and prior to the time

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of consummation of the Acquisition, the date on which the Acquisition Agreement is validly terminated by you or with your written consent in accordance with its terms and (iii) July 31, 2016 or such later date (but in no event later than 90 days following July 31, 2016) to which the “Outside Date” (as defined in the Acquisition Agreement) shall have been extended pursuant to Section 7.1(b) of the Acquisition Agreement (the “Outside Date”).

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 hereof (other than any provision therein that expressly terminates upon the effectiveness of the Bridge Facility Documentation) and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Bridge Facility Documentation is executed and delivered. The provisions set forth in the Fee Letter and under Sections 5 (including Annex A) and 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.

Each of the parties hereto for itself and its affiliates agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. Each of the parties hereto for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided that (a) the interpretation of the definition of Material Adverse Effect and whether there shall have occurred a Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) whether the representations and warranties made by the Acquired Company in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof the Borrower (or its affiliates) has the right to terminate its (or their) obligations under the Acquisition Agreement or not to consummate the Acquisition, shall be determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facility and the commitment provided hereunder is subject to conditions precedent as provided herein, subject to the Limited Conditionality Provisions.

The Commitment Parties hereby notify the Borrower and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Commitment Parties and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

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This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facility.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Goldman Sachs the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before 3:00 a.m., New York City time, on December 14, 2015, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

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Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert K. Ehudin
Name:	Robert K. Ehudin
Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert K. Ehudin
Name:	Robert K. Ehudin
Title:	Authorized Signatory

[Signature Page to Project Charm Commitment Letter]

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

NEWELL RUBBERMAID INC.

By:	/s/ Michael B. Polk
Name:	Michael B. Polk
Title:	President and Chief Executive Officer

[Signature Page to Project Charm Commitment Letter]

ANNEX A

In the event that any Commitment Party, or any affiliate of the Commitment Parties or any of the partners, members, directors, officers, agents, employees and controlling persons (if any), as the case may be, of the Commitment Parties and any such affiliate (each, an “Indemnified Person”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Borrower agrees to reimburse on demand such Indemnified Person for its reasonable and documented legal and other expenses (including the reasonable and documented cost of any investigation and preparation) incurred in connection therewith. The Borrower also agrees to indemnify and hold each Indemnified Person harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an Indemnified Person and whether or not any such Indemnified Person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Person, (B) any material breach of the obligations of such Indemnified Person under this Commitment Letter, the Fee Letter or any Bridge Facility Documentation or (C) any dispute among Indemnified Persons that does not involve an act or omission by the Borrower (other than any claims against the Administrative Agent or the Commitment Parties in their capacity as such). In any case where the indemnity in this paragraph applies, the Borrower will not be required to reimburse the costs of more than one counsel to all Indemnified Persons (and, if reasonably necessary, one local counsel in any relevant jurisdiction or one specialist counsel in any applicable specialty approved by Borrower) and, solely in the case of an actual or potential conflict of interest, of one additional counsel and, if reasonably necessary, one local counsel in any relevant jurisdiction or one specialist counsel in any applicable specialty approved by Borrower) to the affected Indemnified Persons). The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Indemnified Persons. The Borrower also agrees that no Indemnified Person will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of the Letters or (y) a material breach of the Commitment Parties’ funding obligations in respect of the Facility; provided, however, that in no event will such Indemnified Person or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Person’s activities related to the Letters. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

ANNEX B

PROJECT CHARM

Transaction Description1

1) The Borrower intends to acquire (the “Acquisition”) all the issued and outstanding equity interests in an entity previously identified to the Arranger and codenamed “Charm” (the “Acquired Company” and, together with its subsidiaries, the “Acquired Business”) pursuant to an Agreement and Plan of Merger dated as of the date hereof among the Borrower, the Acquired Company, NCPF Acquisition Corp. I, a Delaware corporation (“Merger Sub”), and NCPF Acquisition Corp. II, a Delaware corporation (“Successor Sub”) (together with the exhibits, annexes, schedules and disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”), for consideration consisting of shares of the Borrower’s common stock and cash (the “Acquisition Consideration”, and the cash component of the Acquisition Consideration, the “Cash Consideration”). Pursuant to the Acquisition Agreement, the Borrower will cause its indirectly held subsidiary, Merger Sub, to merge with and into the Acquired Company, with the Acquired Company surviving such merger, and immediately thereafter, the Acquired Company will be merged with and into Successor Sub, an indirectly held subsidiary of the Borrower, with Successor Sub surviving such merger as a wholly owned subsidiary of the Borrower.

2) The Cash Consideration, the Acquired Business Debt Refinancing (as defined below), payments made in connection with the Change of Control Offer, any required payments with respect to the Acquired Company Convertible Notes and the transaction expenses related to the Acquisition and the related transactions (the “Transaction Expenses”) are expected to be financed from the following sources:

a.	available cash of the Acquired Business;

b.	the receipt of approximately $195,000,000 of net after tax cash proceeds by the Borrower from the sale of its Levolor and Kirsch window coverings brands (the “Decor Sale”);

c.	the incurrence by the Borrower of indebtedness under a new senior unsecured term loan A credit facility from a syndicate of banks, financial institutions and other institutional lenders of approximately $1,500,000,000 in aggregate principal amount (the “Term Loans”); and

d.	the issuance by the Borrower of approximately $7,948,000,000 in aggregate principal amount of its senior unsecured notes (the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement (the “Notes Offering”).

3) In connection with the Acquisition, the Borrower:

a.	will enter into a senior unsecured bridge facility having the terms set forth on Annex C to the Commitment Letter (the “Facility”) in an aggregate principal amount of $10,500,000,000 (subject to reduction as set forth in Annex C) and borrow thereunder on the Closing Date in the event that all or any portion of the principal amount of the Notes has not been issued, and/or all or any portion of the principal amount of Term Loans has not been incurred, and/or all or any portion of the proceeds of the Decor Sale have not been received, in each case on or prior to the Closing Date;

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex B is attached, including Annexes A, C and D thereto.

b.	may seek consents to and/or amendments of the Surviving Acquired Company Senior Notes to permit the Transactions, and waive any default or change of control “put” provision thereunder that would otherwise be triggered by the Acquisition (such consent, waiver, amendment or modification, the “Change of Control Consent”, and such solicitation for Change of Control Consent the “Consent Solicitation”) and, if such Change of Control Consent shall not be obtained, will make or cause to be made a change of control offer (the “Change of Control Offer”) prior to the Closing Date on terms that satisfy the requirement for a “Change of Control Offer” (or equivalent term) as defined in the applicable indentures governing the Surviving Acquired Company Senior Notes; and

c.	together with, Merger Sub, Successor Sub, the Acquired Company or any Acquired Business, will repay, discharge, redeem or repurchase the Acquired Business Debt (other than the Surviving Acquired Company Senior Notes to the extent the Change of Control Consent has been obtained or the Change of Control Offer has been consummated and such notes shall have an “Investment Grade Rating” as defined in the applicable indenture governing the Surviving Acquired Company Senior Notes (the “Investment Grade Rating Condition”)) on or prior to the Closing Date (the “Acquired Business Debt Refinancing”).

4) In connection with the Acquisition, the Borrower will also seek to

a.	(i) amend its Existing Credit Agreement to increase the minimum Total Indebtedness to Total Capital leverage ratio to 0.65:1.00 during the first year following the Closing Date and to exclude from the calculation of the Interest Coverage Ratio the Transaction Expenses and transaction expenses incurred in connection with the Borrower’s acquisition of Elmer’s Product Inc., and (ii) to separately amend, amend and restate or replace its Existing Credit Agreement in order to, among other things, increase the aggregate commitments thereunder to up to $1,250,000,000 and extend the maturity thereof; and

b.	amend, replace or otherwise refinance its Amended and Restated Loan and Servicing Agreement, dated as of September 6, 2016 (as amended prior to the date hereof, the “Receivables Facility”), among Expo Inc., the Borrower, PNC Bank, National Association, as administrative agent, and the other parties thereto, in order to increase the maximum aggregate commitments of the lenders thereunder to up to $1,000,000,000.

The Acquisition and all the other transactions described in this Annex A are collectively referred to as the “Transactions”.

As used herein,

“Acquired Company Senior Notes” means the following debt instruments of the Acquired Company:

(i)	3.75% Senior Notes due 2021 (issued pursuant to an Indenture, dated as of July 14, 2014, among the Acquired Company, the guarantors party thereto, Wells Fargo Bank, National Association, as trustee, and Societe Generale Bank & Trust, as paying agent, transfer agent, registrar and authenticating agent) (the “3.75% Senior Notes”);

(ii)	5.00% Senior Notes due 2023 (issued pursuant to an Indenture, dated as of October 30, 2015, among the Acquired Company, each of the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee) (the “5.0% Senior Notes”); and

(iii)	6.125% Senior Notes due 2022 (issued pursuant to an Indenture, dated as of April 30, 2009, among the Acquired Company, each of the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, as supplemented by a Third Supplemental Indenture, dated as of November 9, 2010, among the Acquired Company, the guarantors party thereto and Wells Fargo Bank, National Association, and as further supplemented, amended or modified from time to time prior to the date hereof).

“Acquired Company Subordinated Notes” means the Acquired Company’s 7.50% Senior Subordinated Notes due 2017 (issued pursuant to an Indenture, dated as of February 13, 2007, between the Acquired Company and Wells Fargo Bank, National Association, as successor trustee to The Bank of New York, as supplemented by a First Supplemental Indenture, dated as of February 13, 2007, among the Acquired Company, the guarantors party thereto, and Wells Fargo Bank, National Association, as successor trustee to The Bank of New York, and as further supplemented, amended or modified from time to time prior to the date hereof).

“Acquired Company Convertible Notes” means the following instruments of the Acquired Company:

(i)	1.875% Senior Subordinated Convertible Notes due 2018 (issued pursuant to an Indenture, dated as of September 18, 2012, among the Acquired Company, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee);

(ii)	1.50% Senior Subordinated Convertible Notes due 2019 (issued pursuant to an Indenture, dated as of June 12, 2013, among the Acquired Company, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee); and

(iii)	1.125% Senior Subordinated Convertible Notes due 2034 (issued pursuant to an Indenture, dated as of March 17, 2014, among the Acquired Company, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee).

“Acquired Business Debt” means, collectively,

(i)	the Acquired Company Senior Notes;

(ii)	the Acquired Company Subordinated Notes;

(iii)	the Amended and Restated Credit Agreement, dated as of December 19, 2014, among the Acquired Company, as the U.S. borrower, Jarden Lux Holdings Sarl and Charm Lux Finco Sarl, as the Luxembourg borrowers, Barclays Bank PLC, as administrative agent and collateral agent, and the lenders and letter of credit issuers party thereto, as further supplemented, amended or modified from time to time prior to the date hereof; and

(iv)	the Third Amended and Restated Loan Agreement, dated as of February 17, 2012, among Jarden Receivables, LLC, as borrower, the Acquired Company, as initial servicer, SunTrust Robinson Humphrey, Inc, as administrator, and the other lenders and issuing lenders party thereto, as further supplemented, amended or modified from time to time prior to the date hereof.

“Surviving Acquired Company Senior Notes” means the 3.75% Senior Notes and the 5.00% Senior Notes.

ANNEX C

PROJECT CHARM

$10,500 Million Senior Unsecured Bridge Term Loan Credit Facility

Summary of Principal Terms and Conditions1

Borrower:	Newell Rubbermaid Inc. (the “Borrower”).

Guarantors:	All obligations of the Borrower under the Facility will be unconditionally guaranteed by (a) the Acquired Company and its subsidiaries, in each case to the extent that any Surviving Acquired Company Senior Notes or Acquired Company Convertible Notes remain outstanding and such person is an issuer or guarantor thereof, and (b) any subsidiary of the Borrower (including, from the Closing Date, the Acquired Company and its subsidiaries) that has provided or is required to provide a guarantee in respect of the Existing Credit Agreement, the Borrower’s existing notes, the Notes, the Term Loans or any other senior debt for borrowed money of the Borrower.

Administrative Agent:	Goldman Sachs Bank USA (“GS Bank”), acting through one or more of its affiliates, will act as sole administrative agent (collectively, in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders approved in accordance with the Commitment Letter (together with GS Bank and GSLP, the “Lenders”), and will perform the duties customarily associated with such role.

Sole Bookrunner and Sole Lead Arranger:	GS Bank will act as sole bookrunner and sole lead arranger for the Facility described below (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Facility:	A senior unsecured bridge term loan credit facility in an aggregate principal amount of $10,500,000,000 (as reduced from time to time in accordance with this Annex C and as may be voluntary reduced by the Borrower in accordance with this Annex C) (the “Facility”).

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex C is attached, including Annexes A, B and D thereto.

Purpose:	The proceeds of the Facility will be used by the Borrower (a) to pay a portion of the Cash Consideration, (b) to consummate the Acquired Business Debt Refinancing, to make any required payments in connection with the Change of Control Offer and to make certain required payments with respect to the Acquired Company Convertible Notes and (c) to pay the Transaction Expenses.

Availability:

The Facility may be drawn in a single drawing on the closing date of the Acquisition upon satisfaction (or waiver) of the conditions to funding described in Annex D to the Commitment Letter (the “Closing Date”); provided that in no event shall the Closing Date occur prior to March 31, 2016.

Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Final Maturity and Amortization:	The Facility will mature on the day that is 364 days after the Closing Date (the “Maturity Date”). There will be no scheduled amortization payments.

Mandatory Prepayments and Commitment Reductions:	On or prior to the Closing Date, the aggregate commitments in respect of the Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be automatically and permanently reduced, and after the Closing Date, the aggregate loans under the Facility shall be prepaid, without penalty or premium, in each case, dollar-for-dollar, by the following amounts (in each case subject to exceptions to be agreed):

(a) Asset Sales: 100% of the Net Cash Proceeds of all asset sales or other dispositions of property by the Borrower and its subsidiaries outside the ordinary course of business (including the Decor Sale and proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds), including exceptions for (i) intercompany sales of assets, (ii) sales of assets (other than the Decor Sale) generating net cash proceeds not exceeding $100,000,000 for any single transaction or series of related transactions or $250,000,000 in the aggregate and (iii) other exceptions to be agreed (collectively, “Asset Sale Proceeds”); provided that Asset Sale Proceeds shall not include any such Net Cash Proceeds that are reinvested within 9 months following receipt.

(b) Debt Issuances: without duplication of any reduction pursuant to clause (d) below, 100% of the Net Cash Proceeds received from any issuance to third parties of debt securities or incurrence of other third party debt for borrowed money (in a public offering or private placement) by the Borrower or any of its subsidiaries (including the Notes), including exceptions for (i) intercompany indebtedness, (ii) ordinary course purchase money indebtedness, letter of credit facilities, overdraft protection and short term working capital facilities, factoring arrangements, hedging and cash management or capital lease obligations, (iii) ordinary course borrowings under the Borrower’s Existing Credit Agreement and the Receivables Facility, (iv) an amendment, amendment and restatement or increase in commitments under the Existing Credit Agreement; provided that after giving effect to such amendment, amendment and restatement or increase, the aggregate commitments thereunder shall not exceed $1,250,000,000, (v) issuances of commercial paper, (vi) bilateral working capital facilities entered into in the ordinary course and consistent with past practice and (vii) any other exceptions to be agreed;

(c) Equity Issuance: 100% of the Net Cash Proceeds received from any issuance of equity securities or equity-linked securities (in a public offering or private placement) by the Borrower or any of its subsidiaries, including exceptions for (i) intercompany issuances of equity, (ii) equity securities issued pursuant to, or upon the exercise of options or similar rights granted pursuant to, equity based incentive plans or arrangements, employee stock purchase plans or dividend reinvestment plans and (iii) any other exceptions to be agreed; and

(d) Qualifying Term Loans: 100% of the committed amount of any term loan financing to the extent entered into after the date hereof for the purpose of financing the Transactions (such reduction to occur upon the effectiveness of definitive documentation for such bank financing and receipt by the Arranger of a notice from the Borrower that such bank financing constitutes Qualifying Term Loans). “Qualifying Term Loans” shall mean a bank facility with lenders reasonably acceptable to the Borrower (it being understood that Eligible Lenders are acceptable) and which is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the

Facility, as determined by the Borrower in its discretion. The Term Loans will be structured in a manner to qualify as Qualifying Term Loans.

“Net Cash Proceeds” shall mean:

(a) with respect to a sale or other disposition of any assets of the Borrower or any of its subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the loans under the Facility), (B) the reasonable expenses incurred by the Borrower or any of its subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds and (E) the pro rata portion of the cash received in connection therewith attributable to minority interests and not available for distribution to or for the account of the Borrower or any of its wholly-owned subsidiaries as a result thereof;

(b) with respect to the Notes, Term Loans or any debt issuance, the excess, if any, of (i) cash received by the Borrower or any of its subsidiaries in connection with such issuance over (ii) the sum of the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance; and

(c) with respect to any Equity Issuance, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance.

In addition, the aggregate commitments in respect of

the Facility shall be automatically and permanently reduced upon any permanent prepayment or other reduction of any Acquired Business Debt, in each case on or prior to the Closing Date, by an amount equal to the principal amount of the amount prepaid or reduced plus any premium or make-whole that would have been payable if such amount had been redeemed on the Closing Date).

In addition, on or prior to the Closing Date, the aggregate commitments in respect of the Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be permanently reduced to zero immediately upon the Termination Date.

The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction hereunder. Such prepayments or reductions shall be allocated among the Lenders on a pro rata basis, except that the allocation among affiliated Lenders may be as they and the Arranger otherwise determine.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Documentation:	The Facility will be governed by definitive loan and related agreements and documentation (collectively, the “Bridge Facility Documentation” and the principles set forth in this paragraph, the “Documentation Principles”), will be based on and be substantially consistent with the Borrower’s Credit Agreement, dated as of December 2, 2011, among the Borrower, the financial institutions from time to time party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent (as amended from time to time prior to the date hereof, the “Existing Credit Agreement”), with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the annexes and exhibits thereto) (including the nature of the Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent as reasonably agreed by the Borrower, (d) to accommodate, give effect to and/or permit the structure of the Transactions and the intended use of the Facility, (e) as mutually agreed by the Borrower and the Administrative Agent, and (f) that take into account the operational and strategic requirements of the Borrower after giving effect to the Transactions in light of its size, geographic locations, businesses, business practices, operations, financial accounting and the disclosure schedules to the Acquisition Agreement and to the extent any other terms are not expressly set forth in the Commitment Letter (including the annexes and exhibits thereto), that will (i) be negotiated in good faith and (ii) contain such other terms as the Borrower and the Arranger shall reasonably agree; provided, that the financial covenants shall be as described under the “Financial Covenants” section below. The Bridge Facility Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in the Commitment Letter, including this Annex C, with such modifications to the terms thereof as shall be made in accordance with the flex provisions of the Fee Letter. All covenants and events of default shall apply commencing on the effective date of the Bridge Facility Documentation.

Representations and Warranties:	Substantially similar to those contained in the Existing Credit Agreement and limited to corporate existence and powers; corporate action and enforceability; governmental approvals and no conflicts; financial condition and no material adverse change; litigation and environmental matters; compliance with laws and agreements; investment company status; taxes; ERISA; disclosure; use of credit; existing agreements; subsidiaries; and (subject to the following paragraph) anti-corruption laws and sanctions. In addition, the Bridge Facility Documentation shall contain customary representations as to solvency, compliance with the Patriot Act, absence of payment or bankruptcy default and representations as to unaudited and pro forma financial statements. Subject to the Limited Conditionality Provisions, all representations shall be made at the effective date of the Bridge Facility Documentation and on the Closing Date, and all representations made on the Closing Date shall be made giving effect to the Acquisition.

Conditions Precedent to Effectiveness:	The effectiveness of the Bridge Facility Documentation will be subject solely to (i) delivery to the Administrative Agent of counterparts of the Bridge Facility Documentation by each party thereto, (ii) payment of all fees due and payable under the Fee Letter and all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arranger invoiced at least three business days prior to the date of such effectiveness (the “Effective Date”), (iii) delivery of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, at least 3 business days prior to the Effective Date, to the extent requested in writing by the Arranger at least 10 business days prior to the Effective Date, (iv) the Administrative Agent (or its counsel) receiving organizational documents, resolutions and an incumbency certificate from the Borrower and (v) the Administrative Agent receiving customary officer’s and secretary’s certificates.

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Facility on the Closing Date will be subject solely to the conditions set forth in Annex D to the Commitment Letter, it being understood that there are no other conditions (implied or otherwise) to the commitments.

Actions Between Effective Date and Closing Date:	During the period from and including the Effective Date to and including the Termination Date (the “Limited Conditionality Period”), and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenants, (iii) any provision to the contrary in any Bridge Facility Documentation or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the Facility (except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (2) rescind, terminate or cancel the Bridge Facility Documentation or exercise any right or remedy or make or enforce any claim under the Bridge Facility Documentation, related notes, related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its loans thereunder, (3) refuse to participate in making its loan thereunder or (4) exercise any right of set-off or counterclaim in respect of its loans thereunder to the extent to do so would prevent, limit or delay the making of its such loan; provided in each case that the applicable conditions precedent to the making of such loans set forth in Annex D to the Commitment Letter have been satisfied. For the avoidance of doubt, immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Affirmative Covenants:	Substantially similar to those found in the Existing Credit Agreement and limited to financial statements, ratings change and other information; notices of material events; existence and conduct of business; payment of obligations; maintenance of properties and insurance; books and records, and inspection rights; compliance with laws; use of proceeds; and accuracy of information.

Negative Covenants:	Substantially similar to those found in the Existing Credit Agreement and limited to letter of credit obligations; subsidiary indebtedness; liens; fundamental changes; transactions with affiliates; changes to fiscal period; and use of proceeds.

Financial Covenants:

Limited to:

Total Indebtedness to Total Capital shall not exceed 0.65:1.00 at the end of any fiscal quarter commencing with the first fiscal quarter ending after the Closing Date; and

Interest Coverage Ratio shall be equal to or greater than 4.00:1.00 at the end of any fiscal quarter commencing with the first fiscal quarter ending after the Closing Date;

in each case, calculated in accordance with (and capitalized terms to have the meaning set forth in) the Existing Credit Agreement, except that the Transaction Expenses, and transaction expenses relating to the Borrower’s acquisition of Elmer’s Products, Inc. (in each case including structuring fees, upfront fees and professional fees in connection with the associated bridge financings), shall be excluded for the purpose of calculating the Interest Coverage Ratio.

Events of Default:	Substantially similar to those found in the Existing Credit Agreement and limited to non-payment of principal, interest, fees or other amounts; failure of any representation or warranty to be true and correct in any material respect when made or deemed made; non-observance or non-performance of covenant; cross-default and cross-acceleration; bankruptcy or insolvency of the Borrower or any material subsidiary; ERISA events; judgments; any change of control; or invalidity or unenforceability of guarantees.

Voting:	Substantially consistent with the Existing Credit Agreement; provided that no amendment or waiver under the Bridge Facility Documentation shall release all or substantially all of the value of the guarantees in respect of the Facility without the consent of each Lender.

Cost and Yield Protection:	Usual for facilities and transactions of this type (including but not limited to customary tax gross-up provisions and provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:	Prior to the Closing Date, the Lenders will not be permitted to assign commitments under the Facility to any person except in a manner consistent with the syndication provisions of the Commitment Letter.

After the Closing Date, the Lenders will be permitted to assign loans under the Facility to eligible assignees subject to the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no such consent shall be required with respect to assignment (x) to a Lender, an affiliate of a Lender or an approved fund, (y) to an Eligible Lender or (z) if an event of default shall have occurred and be continuing; and provided further that such consent shall be deemed to have been given if the Borrower shall not have responded to a written request for consent within 10 business days. All assignments require the consent of the Administrative Agent (not to be unreasonably withheld or delayed). Each assignment shall be accompanied by the payment of a $3,500 assignment processing fee to Administrative Agent (unless waived by the Administrative Agent).

Lenders may sell participations without the consent of any person, so long as any such participation does not create rights in participants to approve amendments or waivers, except certain customary matters consistent with the Existing Credit Agreement; provided, that no such participation shall relieve, release or novate any Lender selling such participation from its obligation to fund the Facility on the Closing Date.

Defaulting Lenders:	Consistent with the Existing Credit Agreement, including the suspension of voting rights and rights to receive certain fees, and the termination or assignment of commitments or loans of defaulting Lenders.

Expenses and Indemnification:	Consistent with the indemnification provisions contained in the Commitment Letter.

Governing Law and Forum:	New York.

Arranger’s Counsel:	Davis Polk & Wardwell LLP.

ANNEX I

Interest Rates:

The interest rates under the Facility will be, at the option of the Borrower, (a) Adjusted LIBOR plus the Applicable Adjusted LIBOR Margin (as defined below) or (b) ABR plus the Applicable Adjusted LIBOR Margin minus 1.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings. Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be paid in arrears (i) at the end of each interest period and no less frequently than quarterly, in the case of Adjusted LIBOR advances and (ii) quarterly, in the case of ABR advances.

ABR is the Alternate Base Rate, which is the highest of (a) the Administrative Agent’s Prime Rate, (b) the Federal Funds Effective Rate plus  1⁄2 of 1.0%, and (c) Adjusted LIBOR for a one-month interest period, plus 1.0%.

Adjusted LIBOR is the London interbank offered rate for dollars and will at all times include statutory reserves. Adjusted LIBOR shall not be less than 0.00%.

Applicable Adjusted LIBOR Margin:

Public Debt Rating[2]	Baa1/BBB+/ BBB+	Baa2/BBB/ BBB	Baa3/BBB- /BBB-	Ba1/BB+/ BB+	Ba2/BB/BB
Closing Date until 89 days following the Closing Date	1.125%	1.25%	1.50%	2.00%	2.25%
90th day following the Closing Date until 179th day following the Closing Date	1.375%	1.50%	1.75%	2.25%	2.50%
180th day following the Closing Date until 269th day following the Closing Date	1.625%	1.75%	2.00%	2.50%	2.75%
From the 270th day following the Closing Date	1.875%	2.00%	2.25%	2.75%	3.00%

[2]	Based on public ratings from S&P, Moody’s and Fitch Investor Services for senior unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other person or subsidiary and not supported by any other credit enhancement (the “Public Debt Rating”). Split ratings to be handled consistently with the Existing Credit Agreement.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, the overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR loans.

Undrawn Commitment Fee:	The Borrower will pay a fee (the “Undrawn Commitment Fee”), for the ratable benefit of the Lenders in an amount equal to the rate per annum specified in the grid below of the undrawn portion of the commitments in respect of the Facility which fee shall accrue from the date that is the later of (i) the Fee Start Date and (ii) the date of the execution of the Bridge Facility Documentation, to but excluding the Fee Payment Date, and which fee shall be payable on the Fee Payment Date. “Fee Start Date” means the earlier of (i) 60 calendar days after the completion of a Successful Syndication (as defined in the Fee Letter) and (ii) 75 calendar days after the date of the Commitment Letter. “Fee Payment Date” means the earlier of (i) termination or expiration of commitments under the Facility and (ii) the Closing Date.

Public Debt Rating	Baa1/BBB+/ BBB+	Baa2/BBB/ BBB	Baa3/BBB- /BBB-	Ba1/BB+/ BB+	Ba2/BB/BB
Undrawn Commitment Fee Rate	0.15%	0.175%	0.225%	0.30%	0.375%

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

2

ANNEX D

PROJECT CHARM

$10,500 Million Senior Unsecured Bridge Term Loan Credit Facility

Conditions to Facility Closing3

The borrowing under the Facility shall not occur prior to March 31, 2016 and shall be subject solely to occurrence of the Effective Date and the following conditions precedent:

1. The Acquisition shall have been consummated on or prior to the Outside Date and substantially concurrently with the borrowing under the Facility in accordance with the Acquisition Agreement giving effect to amendments, modifications, supplements, consents, waivers or requests other than those amendments, modifications, supplements, consents waivers or requests (including the effects of such requests) by the Borrower that are materially adverse to the interests of the Lenders (it being understood that any change in the Acquisition Consideration of less than 5% will be deemed not to be materially adverse to the interests of the Lenders; provided that any reduction of the Acquisition Consideration shall be applied to reduce commitments under the Facility on a dollar-for-dollar basis) without the Arranger’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any change to the definition of “Company Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders.

2. The Arranger shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries and the Acquired Business for the three most recent fiscal years ended at least 60 days prior to the Closing Date (the Arranger hereby acknowledging receipt of such audited financial statements for the Borrower and the Acquired Business for the fiscal years ended 2012, 2013 and 2014 and agreeing that, with respect to such audited financial information for any subsequent fiscal year, such information shall be deemed delivered through the filing by the Borrower or the Acquired Business, as the case may be, of its annual report on Form 10-K with respect to such fiscal year with the SEC), (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries and the Acquired Business for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended after the last fiscal year for which financial statements have been delivered under clause (a) above and ended at least 40 days before the Closing Date (it being agreed that, with respect to such unaudited financial statements for any fiscal quarter, such information shall be deemed delivered through the filing by the Borrower or the Acquired Business, as the case may be, of its quarterly report on Form 10-Q with respect to each such fiscal quarter with the SEC) and (c) to the extent that the Securities and Exchange Commission would require it in a registered offering of the Notes on Form S-3 (or if the Company is no longer eligible to use Form S-3, a registered offering of the Notes on Form S-1), customary pro forma balance sheet and statements of income for the most recently completed four fiscal quarter period ended at least 40 days before the Closing Date (or 60 days before the Closing Date in the case of the fourth fiscal quarter), giving effect to the Transactions as if such Transactions had occurred at the beginning of such period; provided that in each case the financial statements required to be delivered by this paragraph 2 shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3 (or if the Company is no longer eligible to use Form S-3, a registered offering of the Notes on Form S-1).

[3]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex D is attached, including Annexes A, B and C thereto.

3. Subject to the Limited Conditionality Provisions and the Documentation Principles, the Administrative Agent shall have received the following (collectively, the “Closing Deliverables”): customary legal opinions, corporate organizational documents of the Borrower, good standing certificates of the Borrower in its jurisdiction of organization, corporate authorizing resolutions, a customary closing certificate regarding incumbency, attaching corporate organizational documents and corporate resolutions and certifying as to the satisfaction of conditions precedent to the Closing Date and a borrowing notice, in each case as are customary for transactions of this type.

4. The Administrative Agent shall have received a solvency certificate in substantially the form of Annex D-I hereto.

5. The Arranger and the Lenders shall have received, or, to the extent payable on the Closing Date, shall receive substantially contemporaneously with the initial funding of the Facility, all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or the Bridge Facility Documentation, in each case to the extent invoiced at least three business days prior to the Closing Date.

6. The Arranger shall have received, at least three business days prior to the Closing Date, all documentation and other information required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act to the extent such documentation and other information is reasonably requested in writing to the Borrower at least ten business days prior to the Closing Date.

7. The Acquired Business Debt (other than Acquired Business Debt permitted to remain outstanding pursuant to the terms of the Acquisition Agreement) shall have been (or substantially contemporaneously with the borrowing under the Facility, shall be) repaid, discharged or redeemed, all commitments thereunder (if any) terminated, and all security interests and guarantees in connection therewith shall have been terminated and released through customary payoff and release letters; provided that, so long as the Investment Grade Rating Condition is satisfied as of the Closing Date, the foregoing conditions shall not apply to any series of Surviving Acquired Company Senior Notes if either (x) the Change of Control Consent shall have been obtained from the requisite number of holders of such series of Surviving Acquired Company Senior Notes or (y) the Change of Control Offer has been made prior to the Closing Date and such offer shall have expired and any notes tendered shall have been accepted for payment on the Closing Date.

8. As of the Closing Date, (a) except (x) as set forth in any Company Filed SEC Document (as defined in the Acquisition Agreement) (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (y) disclosed in the Company Disclosure Letter (as defined in the Acquisition Agreement), there shall have been no fact, circumstance, effect, change, event or development that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement) since December 31, 2014 and (b) there shall not have occurred any events that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement) since the date hereof.

9. Each of the Acquisition Agreement Representations shall be true and correct, but only to the extent that the Borrower (or its affiliates) has the right to terminate its (or its affiliates) obligations under the Acquisition Agreement or decline to consummate the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement, and the Specified Representations shall be true and correct in all material respects (except Specified Representations that

D-2

are qualified by materiality, which shall be true and correct in all respects), in each case on the Closing Date (except to the extent that any such representations and warranties relates to an earlier date or period, in which case such representations and warranties shall have been true and correct (in all material respects as applicable) on and as of such earlier date or period in all respects.

D-3

ANNEX D-I

Form of Solvency Certificate

[DATE]

This Solvency Certificate (“Certificate”) of Newell Rubbermaid Inc., a Delaware corporation (“the Borrower”), and its Subsidiaries is delivered pursuant to Section [        ] of the $10,500,000,000 Senior Unsecured Bridge Term Loan Credit Agreement, dated as of [        ] (the “Credit Agreement”), by and among Newell Rubbermaid Inc. (the “Borrower”), the Lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [            ], the duly elected, qualified and acting [Chief Financial Officer] of the Borrower and its Subsidiaries, DO HEREBY CERTIFY, in my capacity as an officer of the Borrower and not individually, as follows:

1. I have reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the “Transaction Documents”) and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.

2. As of the date hereof, after giving effect to the Transactions, the fair value and the present fair saleable value of any and all property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of the Borrower and its Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).

3. As of the date hereof, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).

4. As of the date hereof, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5. The Borrower and its Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature.

6. As of the date hereof, before and after giving effect to the Transactions, the Borrower and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would, on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.

7. For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.